Exhibit 99.1

Monterey Bio Acquisition Corp. Announces Rebrand and Management Changes

NEW YORK, March 10, 2023 /PRNewswire/ -- Monterey Bio Acquisition Corporation  (Nasdaq: MTRYU) today announced a rebrand to Monterey Innovation Acquisition Corp. (“Monterey Innovation” or “the Company”), expanding its acquisition strategy to include a broader universe of disruptive technology targets, which is further enabled by key additions to the board of directors and changes to the Company’s management team.

Along with existing directors, James Neal, Frances Heller, and Sandip Patel, Monterey Innovation proudly welcome Chris Coleman, Jory Des Jardins, and Roderick Hardamon to the board, with Jonas Grossman assuming the Executive Chairman role. The Company’s current officers will be replaced by Murat Omur as Chief Executive Officer and Sean McGann as Chief Financial Officer. Both senior investment bankers at Chardan, Mr. Omur and Mr. McGann join Monterey Innovation’s management team with significant SPAC and investment banking experience, having been a part of the advisory team for several Chardan sponsored and co-sponsored SPACs.

The Company intends to capitalize on the extensive relationships of its board and management team to identify and acquire a disruptive technology business to bring to the public markets.

About Monterey Innovation Acquisition Corp.

Monterey Innovation Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination in any region or sector, it intends to focus its efforts on identifying a disruptive technology company that has demonstrated success and is primed to thrive in the public markets for its initial business combination.

For more information, please visit www.MontereyInnovation.com.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s expansion of its acquisition strategy, the Company’s intention to capitalize on the extensive relationships of its board and management team in this regard, the anticipated use of the net proceeds of the offering and the Company's search for an initial business combination. No assurance can be given that the Company would be able to identify a suitable business combination target and/or consummate a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC on March 29, 2022. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Monterey Innovation Acquisition Corp.
info@montereyinnovation.com

SOURCE Monterey Innovation Acquisition Corp.